Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-118516) and related Prospectus of (i) Plum Creek Timber Company, Inc. for the registration of preferred stock, common stock, depository shares, warrants and guarantees and (ii) Plum Creek Timberlands, L.P. for the registration of debt securities and to the incorporation by reference therein of our reports (a) dated March 2, 2005, with respect to the consolidated financial statements of Plum Creek Timber Company, Inc. and (b) dated March 2, 2005, with respect to the consolidated financial statements of Plum Creek Timber Company, L.P., Plum Creek Timber Company, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Plum Creek Timber Company, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
March 3, 2005